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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 _____________________________________________

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                 July 24, 1996

                                FMC CORPORATION
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            (Exact name of registrant as specified in its charter)

          Delaware                        1-2376                 94-0479804
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(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)

              200 East Randolph Drive, Chicago, Illinois    60601
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               (address of principal executive offices)   (Zip Code)

                                (312) 861-6000
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             (Registrant's telephone number, including area code)
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Item 5.  Other Events
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On July 24, 1996, FMC Gold Company, an 80-percent owned subsidiary of FMC
Corporation, issued the following release:

FMC Gold Announces Results of Special Stockholder Meeting;
FMC Corporation Announces Pricing of Secondary Offering


CHICAGO, July 24, 1996 -- FMC Gold Company announced today that at a special meeting held on July 23, 1996, its stockholders approved the merger agreement by which the company would reincorporate in Canada through a merger with a subsidiary of Meridian Gold Inc., a Canadian company. Of the shares represented at the meeting, 70,152,049 shares, or 99.5 percent, voted in favor of the merger. FMC Gold shareholders also approved the adoption of a new stock option plan, effective after the closing of the reincorporation merger.

     Separately, FMC Corporation announced that on July 23, 1996, it executed an underwriting agreement with a syndicate led by CIBC Wood Gundy Securities Inc. and Nesbitt Burns, Inc. to sell 53,506,363 common shares (represented by installment receipts) of Meridian Gold Inc., representing approximately 91 percent of FMC's equity ownership in the company. The syndicate also has an option to purchase FMC's remaining 9 percent interest within 30 days from July 23, 1996. The price is Cdn$5.00 per share, or approximately $3.65 (U.S.) per share at the noon spot rate, quoted by the Bank of Canada on July 23. The installment receipts are payable in two installments, the first due at the closing of the offering, and the second due on the first anniversary of the closing.

     The proposed reincorporation merger and secondary offering are subject to various closing conditions, but are expected to close on July 31, 1996.

     FMC Gold, whose principal office is in Reno, Nevada, is engaged in the exploration, development and production of precious metals.


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PAGE 3

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FMC Corporation
                                       Registrant

Date: July 24, 1996                    By: /s/ Robert L. Day
                                           -----------------
                                       Name:  Robert L. Day
                                       Title: Secretary